UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 000-25449


                         SAGIENT RESEARCH SYSTEMS, INC.
             (Exact Name of Registrant as specified in its charter)


                                3655 Nobel Drive
                                    Suite 540
                           San Diego, California 92122
                                 (858) 623-1600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
            (Title of each class of securities covered by this Form)

                                      None
         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]                Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [ ]


         Approximate number of holders of record as of the certification or notice date: 101 holders of record of Common Stock

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Sagient Research Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       SAGIENT RESEARCH SYSTEMS, INC.

DATE: January 11, 2006                 By: /s/ BRIAN M. OVERSTREET
                                           -------------------------------------
                                           Name:   Brian M. Overstreet
                                           Title:  President and Chief Executive
                                                   Officer